Press Contact:
Lorne Fisher
954-258-1786
lfisher@fish-consulting.com

GUIDELINE, INC. ANNOUNCES NEW STOCK SYMBOL

NEW YORK, March 15, 2006 - Guideline, Inc. (OTCBB: GDLN), formerly known as FIND/SVP, Inc. (OTCBB: FSVP), announced today that the Company's stock will begin trading under the new symbol "GDLN" effective immediately. The ticker change reflects the March 14th announcement by FIND/SVP, Inc. to change its name to Guideline, Inc. The name change communicates the research firm's goal of guiding clients through the process of determining the most optimal research tools and methodologies needed to answer their most pressing business challenges.

With the assimilation of four acquisitions over the past three years, Guideline now offers a portfolio of customized business research services to support the entire enterprise in four key areas: On-Demand Business Research, Custom Market Research, Strategic Intelligence and Product Development Intelligence.

Earnings Conference Call Information

Management will host a conference call on Thursday, March 23rd, 2006, at 2:30 PM ET to review the fourth quarter and year-end financial results. To access the call, dial (800) 370-0898. To listen to the live web cast go to www.guideline.com in the Investor Relations area of the web site. A replay of the conference call will be available two hours after the call for five business days. Investors may access the replay by dialing (877) 519-4471 and entering the following pass code: 7061967.  In addition, the call will be available over the Internet at www.guideline.com in the Investor Relations area of the web site.

About Guideline, Inc.

Guideline, Inc. is the nation's only single-source provider of customized business research and analysis.  Through its end-to-end continuum of On-Demand Business Research, Custom Market Research, Strategic Intelligence, and Product Development Intelligence, Guideline's research analysts create integrated solutions that enable clients to make informed decisions to address their critical business needs. Guideline, Inc. specializes in nearly all major industries, including media and entertainment, healthcare and pharmaceuticals, financial and business services and consumer products. Guideline, Inc. is located at 625 Avenue of the Americas, New York, N.Y. 10011. More information is available by calling 212-645-4500 or visiting www.guideline.com.

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Forward-Looking Statements

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results.  The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company.  The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth-certain risks and uncertainties that may have an impact on future results and direction of the Company.  The Company does not report on its progress during a quarter until after the quarter has been completed and appropriately disclosed its results.